UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2012

VISTEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 14, 2012, the Organization and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Visteon Corporation (the “Company”) approved the award to eligible employees of incentive bonus opportunities for 2012 pursuant to the Company’s annual incentive program and in accordance with the terms of the Visteon Corporation 2010 Incentive Plan. Pursuant to the 2012 annual incentive, certain executives are eligible to receive a cash bonus based on the Company’s performance relative to a target adjusted EBITDA metric (earnings before interest, taxes, depreciation and amortization, and additional adjustments), a target working capital metric (trade working capital (defined as trade receivables plus inventory minus trade payables) as a percentage of sales), a target product quality metric (annual improvement in defects per million as measured by the Company’s OEM customers), and the completion of a target number strategic transactions. 65% of each eligible executive’s award will be based on the adjusted EBITDA metric, with a target adjusted EBITDA of $685 million; 10% will be based on the working capital metric, with a target of 6.7%; 10% will be based on the product quality metric, with a target of a ten percent improvement over the previous year; and 15% will be based on the completion of the target number of strategic transactions. The Compensation Committee has the discretion to modify or adjust metrics to take into account the disposition of businesses and/or facilities, currency fluctuations and other factors. The following table sets forth the 2012 annual incentive opportunity for the principal executive and financial officers as well as the current executive officer of the Company that was a “named executive officers” in the Company’s 2011 proxy statement (the “Named Executives”):

Name and Position	Target 2012 Annual Incentive Award as a Percentage of Base Salary(1)
Donald J. Stebbins
Chairman and Chief Executive Officer	115%
Martin E. Welch III
Executive Vice President and Chief Financial Officer	65%
Joy M. Greenway
Vice President and President, Climate Product Group	60%

(1)	Payments will be based on the base salary of the recipient as of December 31, 2012. Final payments may be adjusted based on the recipient’s individual performance, with a maximum payout of 200% of the award opportunity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

Date: March 16, 2012	By:	/s/ Michael K. Sharnas
Michael K. Sharnas
Vice President and General Counsel